NEWS RELEASE

Contact:    Matt Brown
Senior Vice President and CFO
U.S. Concrete, Inc.
817-835-4105

FOR IMMEDIATE RELEASE

U.S. CONCRETE ANNOUNCES 2014 SECOND QUARTER RESULTS

Second Quarter Highlights

•	Adjusted EBITDA increased 32.5% year-over-year, to $22.2 million

•	Consolidated revenue increased 14.6%, to $180.4 million

•	Ready-mixed concrete sales volume rose 6.9%, to approximately 1.5 million cubic yards

•	Ready-mixed concrete average sales price improved 7.4%, to $110.27 per cubic yard

•	Aggregate products sales volume rose 20.9%, to approximately 1.2 million tons

•	Aggregate products average sales price improved 7.3%, to $9.63 per ton

•	Gross profit increased $5.7 million with margin improvement of 79 basis points

EULESS, TEXAS – August 7, 2014 – U.S. Concrete, Inc. (NASDAQ: USCR) today reported adjusted EBITDA of $22.2 million in the second quarter of 2014, compared to $16.7 million in the second quarter of 2013. Adjusted EBITDA margin, which is adjusted EBITDA as a percentage of revenue, was 12.3% for the second quarter of 2014, compared to 10.6% in the second quarter of 2013. Net income was $7.9 million, or $0.57 per diluted share, for the second quarter of 2014, compared to net income of $6.7 million, or $0.50 per diluted share, in the second quarter of 2013.
William J. Sandbrook, President and Chief Executive Officer of U.S. Concrete, stated “We are very pleased with our second quarter results, while we remain confident that we have further opportunities to improve performance going forward. Although the weather in our Dallas/Ft. Worth region was the wettest since 2009, our continued focus drove strong improvements in volume, pricing and profitability in both of our business segments. Our construction markets remain robust, our acquisition pipeline is steadily growing and our healthy cash position gives us optimism for continued strong performance in the second half of the year."

SECOND QUARTER 2014 RESULTS (all comparisons, unless noted, are with the prior year quarter)
Consolidated revenue increased 14.6% to $180.4 million, compared to $157.4 million in the prior year. Revenue from the ready-mixed concrete segment increased $20.9 million, or 14.6%, driven by both volume and pricing. The Company’s ready-mixed concrete sales volume was 1.5 million cubic yards, up 6.9% over prior year. Ready-mixed concrete average sales price per cubic yard increased $7.56, or 7.4%, to $110.27 compared to $102.71 in the prior year. Aggregate products segment revenue increased $3.0 million, or 29.5%, to $13.1 million on increased sales volume of 199 thousand tons, an improvement of 20.9% over prior year.
Consolidated gross profit increased $5.7 million with an 80 basis point expansion in margin year-over-year. Consolidated adjusted EBITDA of $22.2 million, increased $5.4 million with a 170 basis point expansion in margin year-over-year. Ready-mixed concrete adjusted EBITDA of $23.3 million, increased 29.0% with a 160 basis point expansion in margin and an 80 basis point improvement in raw material spread year-over-year. Aggregate products adjusted EBITDA of $3.3 million, increased 53.5% with a 390 basis point expansion in margin year-over-year.
Selling, general and administrative (“SG&A”) expenses were $14.4 million compared to $16.2 million in the prior year. As a percentage of total revenue, SG&A expenses decreased to 8.0%, compared to 10.3% in the prior year.
During the second quarter of 2014, the Company recorded a $1.7 million non-cash loss related to derivatives. This non-cash loss was comprised of fair value changes in the Company's warrants. This compares to a non-cash loss of $1.9 million during the second quarter of 2013 resulting from fair value changes in the Company's warrants and convertible notes. These changes were due to the increase in the price of the Company's stock during the second quarters of 2014 and 2013.
The Company’s free cash flow in the second quarter of 2014 was $(1.3) million, compared to $8.7 million in the prior year. The decrease in free cash flow was due to $3.5 million of increased capital expenditures over the prior year, changes in trade working capital and the timing of our new senior secured notes interest payment, which is paid semi-annually compared to interest on our previous notes which was paid quarterly. The increase in capital expenditures was due to higher spending on mixer trucks, ready-mixed plant capacity expansions in California and plant equipment and improvements, all to support the growing demand in our markets.
The Company’s net debt at June 30, 2014 was $126.4 million, up $24.9 million from December 31, 2013. The increase in net debt was due to a reduction in cash and cash equivalents during the first half of 2014, primarily due to changes in trade working capital, increased capital expenditures, the green-fielding of the Red River sand and gravel operation and the acquisition of two ready-mixed concrete plants in west Texas. Net debt at June 30, 2014 was comprised of total debt of $213.3 million, less cash and cash equivalents of $86.9 million.
Ready-mixed backlog at the end of the second quarter of 2014 was approximately 4.2 million cubic yards, up 21.7% compared to the end of the second quarter of 2013 and up 5.4% since the beginning of the year.

CONFERENCE CALL
U.S. Concrete has scheduled a conference call for Thursday, August 7, 2014 at 10:00 a.m. Eastern time, to review its second quarter 2014 results. To participate in the call, dial Toll-free: (877) 312-8806 – Conference ID: 79688921 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available after the call under the investor relations section of the Company’s website at www.us-concrete.com.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call under the investor relations section of the Company’s website at www.us-concrete.com.

USE OF NON-GAAP FINANCIAL MEASURES
This press release uses the non-GAAP financial measures “adjusted EBITDA,” “adjusted net income (loss),” “adjusted EBITDA margin,” “free cash flow” and “net debt.” The Company has included adjusted EBITDA and adjusted EBITDA margin in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of its operations. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures that other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. The Company presents adjusted net income (loss) and adjusted net income (loss) per share to provide more consistent information for investors to use when comparing operating results for the second quarter of 2014 to the second quarter of 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. See the attached “Additional Statistics” for reconciliation of each of these non-GAAP financial measures to the most comparable GAAP financial measures for the quarters ended June 30, 2014 and 2013.

ABOUT U.S. CONCRETE
U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. The Company has 104 fixed and 10 portable ready-mixed concrete plants and nine producing aggregates facilities. During 2013, our plant facilities produced approximately 5.2 million cubic yards of ready-mixed concrete and approximately 3.6 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the stability of the business; encouraging nature of third quarter volume and pricing increases; ready-mix backlog; ability to maintain our cost structure and the improvements achieved during our restructuring and monitor fixed costs; ability to maximize liquidity, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q.

(Tables Follow)

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue	$180,358	$157,390	$326,615	$282,815
Cost of goods sold before depreciation, depletion and amortization	145,324	128,065	269,849	236,657
Selling, general and administrative expenses	14,388	16,188	28,031	30,533
Depreciation, depletion and amortization	5,484	4,540	10,382	9,365
Loss (gain) on sale of assets	46	(31)	(303)	(26)
Income from operations	15,116	8,628	18,656	6,286
Interest expense, net	5,055	2,588	10,065	5,360
Derivative loss	(1,748)	(1,916)	(2,371)	(20,362)
(Loss) gain on extinguishment of debt	—	(6)	—	4,304
Other income, net	537	484	1,026	977
Income (loss) from continuing operations before income taxes	8,850	4,602	7,246	(14,155)
Income tax expense (benefit)	730	(3,069)	752	(8,266)
Income (loss) from continuing operations	8,120	7,671	6,494	(5,889)
(Loss) income from discontinued operations, net of taxes	(259)	(996)	214	(1,800)
Net income (loss)	$7,861	$6,675	$6,708	$(7,689)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.60	$0.61	$0.48	$(0.47)
(Loss) income from discontinued operations, net of taxes	(0.02)	(0.08)	0.01	(0.15)
Net income (loss) per share – basic	$0.58	$0.53	$0.49	$(0.62)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.59	$0.57	$0.47	$(0.47)
(Loss) income from discontinued operations, net of taxes	(0.02)	(0.07)	0.01	(0.15)
Net income (loss) per share – diluted	$0.57	$0.50	$0.48	$(0.62)

Weighted average shares outstanding:
Basic	13,557	12,550	13,562	12,455
Diluted	13,872	13,634	13,874	12,455

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$86,873	$112,667
Trade accounts receivable, net of allowances of $2,470 and $2,813 as of June 30, 2014 and December 31, 2013, respectively	112,109	92,163
Inventories	28,069	27,610
Deferred income taxes	1,210	708
Prepaid expenses	4,304	3,416
Other receivables	3,059	3,205
Assets held for sale	4,991	—
Other current assets	533	2,457
Total current assets	241,148	242,226
Property, plant and equipment, net of accumulated depreciation, depletion, and amortization of $61,996 and $54,694 as of June 30, 2014 and December 31, 2013, respectively	148,552	138,560
Goodwill	14,496	11,646
Intangible assets, net	12,333	13,073
Other assets	8,486	8,485
Total assets	$425,015	$413,990
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$42,872	$38,518
Accrued liabilities	45,657	42,950
Current maturities of long-term debt	3,698	3,990
Liabilities held for sale	557	—
Derivative liabilities	24,061	21,690
Total current liabilities	116,845	107,148
Long-term debt, net of current maturities	209,556	210,154
Other long-term obligations and deferred credits	6,086	7,921
Deferred income taxes	5,755	5,040
Total liabilities	338,242	330,263
Commitments and contingencies (Note 16)
Equity:
Preferred stock	—	—
Common stock	15	14
Additional paid-in capital	154,591	152,695
Accumulated deficit	(56,617)	(63,325)
Treasury stock, at cost	(11,216)	(5,657)
Total stockholders’ equity	86,773	83,727
Total liabilities and equity	$425,015	$413,990

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six months ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,708	$(7,689)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion and amortization	10,382	9,440
Debt issuance cost amortization	819	1,389
Gain on extinguishment of debt	—	(4,304)
Amortization of facility exit costs	—	(106)
Amortization of discount on long-term incentive plan and other accrued interest	202	252
Net loss on derivative	2,371	20,362
Net (gain) loss on sale of assets	(943)	204
Deferred income taxes	674	(8,644)
Deferred rent	—	516
Provision for doubtful accounts and customer disputes	179	637
Stock-based compensation	1,550	3,545
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(21,075)	(18,139)
Inventories	(844)	(367)
Prepaid expenses and other current assets	(690)	2,313
Other assets and liabilities	(297)	(1,377)
Accounts payable and accrued liabilities	7,268	11,379
Net cash provided by operating activities	6,304	9,411
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(19,894)	(8,116)
Payments for acquisitions	(4,363)	—
Proceeds from disposals of property, plant and equipment	2,487	173
Payments for disposal of business units	—	(1,866)
Net cash used in investing activities	(21,770)	(9,809)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver borrowings	159	68,474
Repayments of revolver borrowings	(159)	(60,774)
Proceeds from exercise of stock options and warrants	346	122
Payments of other long-term obligations	(2,250)	—
Payments for other financing	(2,169)	(921)
Debt issuance costs	(696)	(1,970)
Payments for share repurchases	(4,824)	—
Other treasury share purchases	(735)	(2,135)
Net cash (used in) provided by financing activities	(10,328)	2,796
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(25,794)	2,398
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	112,667	4,751
CASH AND CASH EQUIVALENTS AT END OF PERIOD	86,873	7,149

U.S. CONCRETE, INC. AND SUBSIDIARIES
SELECTED REPORTABLE SEGMENT INFORMATION
(in thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue:
Ready-mixed concrete
Sales to external customers	$164,175	$143,299	$298,101	$258,501
Aggregate products
Sales to external customers	7,327	5,497	11,944	8,698
Intersegment sales	5,797	4,639	9,425	7,958
Total aggregate products	13,124	10,136	21,369	16,656
Total reportable segment revenue	177,299	153,435	319,470	275,157
Other products and eliminations	3,059	3,955	7,145	7,658
Total revenue	$180,358	$157,390	$326,615	$282,815

Reportable Segment Adjusted EBITDA:
Ready-mixed concrete	$23,269	$18,033	$37,001	$27,206
Aggregate products	3,266	2,127	3,345	1,545
Total reportable segment Adjusted EBITDA	$26,535	$20,160	$40,346	$28,751

Reconciliation of reportable segment Adjusted EBITDA to income (loss) from continuing operations before income taxes:
Total reportable segment Adjusted EBITDA	$26,535	$20,160	$40,346	$28,751
Other products and eliminations income from operations	783	1,017	1,328	1,723
Corporate overhead	(7,123)	(8,560)	(13,442)	(15,798)
Depreciation, depletion and amortization for reportable segments	(4,668)	(3,739)	(8,775)	(7,793)
Interest expense, net	(5,055)	(2,588)	(10,065)	(5,360)
Corporate (loss) gain on early extinguishment of debt	—	(6)	—	4,304
Corporate derivative loss	(1,748)	(1,916)	(2,371)	(20,362)
Corporate and other products and eliminations other income, net	126	234	225	380
Income (loss) from continuing operations before income taxes	$8,850	$4,602	$7,246	$(14,155)

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin and Free Cash Flow for the quarters ended June 30, 2014 and 2013, and Net Debt as of June 30, 2014 and December 31, 2013 and (2) corresponding reconciliations to GAAP financial measures for the quarters ended June 30, 2014 and 2013 and as of June 30, 2014 and December 31, 2013. We have also provided below (1) the impact of non-cash stock compensation expense, derivative losses, gain (loss) on extinguishment of debt, officer severance and expenses related to the Company’s relocation of the corporate headquarters on net income (loss) and net income (loss) per share and (2) corresponding reconciliations to GAAP financial measures for the quarters ended June 30, 2014 and 2013. We have also shown below certain Ready-Mixed Concrete Statistics for the quarters ended June 30, 2014 and 2013.
We define adjusted EBITDA as our net income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, non-cash stock compensation expense, derivative loss, gain (loss) on extinguishment of debt, officer severance and expense related to the Company’s relocation of the corporate headquarters. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue. We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of our operations. Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.
We define adjusted net income (loss) and adjusted net income (loss) per share as net income (loss) and net income (loss) per share excluding non-cash stock compensation expense, derivative loss, gain (loss) on extinguishment of debt, officer severance and expense related to the Company’s relocation of the corporate headquarters. We present adjusted net income (loss) and adjusted net income (loss) per share to provide more consistent information for investors to use when comparing operating results for the quarters ended June 30, 2014 and 2013.
We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.
We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three months ended
	June 30,
	2014	2013
	(In thousands, except average price amounts and net income (loss) per share)

Ready-Mixed Concrete Statistics:
Average price per cubic yard (in dollars)	$110.27	$102.71
Volume in cubic yards	1,486	1,390

Aggregate Products Statistics:
Average price per ton (in dollars)	$9.63	$8.97
Sales volume in tons	1,151	952

Adjusted Net Income and EPS:
Net Income	$7,861	$6,675
Add: Derivative loss	1,748	1,916
Less: Loss on extinguishment of debt	—	6
Add: Non-cash stock compensation expense	1,020	2,787
Add: Expenses related to corporate headquarters’ relocation	—	288
Adjusted net income	$10,629	$11,672

Net income per diluted share	$0.57	$0.50
Impact of derivative loss	0.13	0.14
Impact of loss on extinguishment of debt	—	—
Impact of non-cash stock compensation expense	0.07	0.20
Impact of expenses related to corporate headquarters’ relocation	—	0.02
Adjusted net income per diluted share	$0.77	$0.86

Adjusted EBITDA reconciliation:
Net income from continuing operations	$8,120	$7,671
Income tax expense (benefit)	730	(3,069)
Interest expense, net	5,055	2,588
Derivative loss	1,748	1,916
Depreciation, depletion and amortization	5,484	4,540
Loss on extinguishment of debt	—	6
Non-cash stock compensation expense	1,020	2,787
Expenses related to corporate headquarters’ relocation	—	288
Adjusted EBITDA	$22,157	$16,727
Adjusted EBITDA margin	12.3%	10.6%

Free Cash Flow reconciliation:
Net cash provided by operating activities	$8,231	$14,888
Less: capital expenditures	(9,729)	(6,268)
Plus: proceeds from the sale of property, plant and equipment	164	62
Free Cash Flow	$(1,334)	$8,682

	As of	As of
	June 30, 2014	December 31, 2013
Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$213,254	$214,144
Less: cash and cash equivalents	86,873	112,667
Net Debt	$126,381	$101,477

	Six months ended
	June 30,
	2014	2013
	(In thousands, except average price amounts and net income (loss) per share)

Ready-Mixed Concrete Statistics:
Average price per cubic yard (in dollars)	$108.56	$102.12
Volume in cubic yards	2,740	2,523

Aggregate Products Statistics:
Average price per ton (in dollars)	$9.29	$8.70
Sales volume in tons	1,958	1,647

Adjusted Net Income and EPS:
Net Income (loss)	$6,708	$(7,689)
Add: Derivative loss	2,371	20,362
Add: Gain on extinguishment of debt	—	(4,304)
Add: Non-cash stock compensation expense	1,550	3,545
Add: Expenses related to corporate headquarters’ relocation	—	512
Adjusted net income	$10,629	$12,426

Net income (loss) per diluted share (1)	$0.48	$(0.62)
Impact of derivative loss	0.17	1.30
Gain on extinguishment of debt	—	(0.28)
Impact of non-cash stock compensation expense	0.11	0.23
Impact of expenses related to corporate headquarters’ relocation	—	0.03
Adjusted net income per diluted share	$0.77	$0.88

Adjusted EBITDA reconciliation:
Net income (loss) from continuing operations	$6,494	$(5,889)
Income tax expense (benefit)	752	(8,266)
Interest expense, net	10,065	5,360
Derivative loss	2,371	20,362
Depreciation, depletion and amortization	10,382	9,365
Gain on extinguishment of debt	—	(4,304)
Non-cash stock compensation expense	1,550	3,545
Expenses related to corporate headquarters’ relocation	—	512
Adjusted EBITDA	$31,614	$20,685
Adjusted EBITDA margin	9.7%	7.3%

Free Cash Flow reconciliation:
Net cash provided by operations	$6,304	$9,411
Less: capital expenditures	(19,894)	(8,116)
Plus: proceeds from the sale of property, plant and equipment	2,487	173
Less: payments made in the disposal of business units	—	(1,866)
Free Cash Flow	$(11,103)	$(398)

(1) Net loss per diluted share for the six months ended June 30, 2013 excludes common stock equivalents of 2.7 million shares for our Convertible Notes and 0.5 million shares from our restricted stock that are included in adjusted net income per diluted share as their impact is anti-dilutive based on the net loss for the period.